Exhibit 99.1

Exhibit 99.1 Earnings Press Release, dated November 12, 2025

SKYX Reports Record Revenues of $24 Million in Third Quarter 2025 Compared to $23 Million for Second Quarter 2025 as it Continues to Grow its Market Penetration

SKYX Revenues Increased for 7 Prior Period Comparable Quarters from Q1 2024 Through Q3 2025 with $19M in Q1/24, $21M in Q2/24, $22M in Q3/24, $23M in Q4/24, $20M in Q1/25, $23M in Q2/25 and $24M in Q3/25

Gross Profit Improvement by 8% to $8.0 million in the Third Quarter of 2025 Sequentially from $7 million in the Second Quarter of 2025

Gross Margin Improvement to 32% in the Third Quarter of 2025 from 30% in the Second Quarter of 2025

SKYX Signs Agreement with Prominent U.S. and International Real Estate Developers Global Ventures Group to Deploy its Advanced Smart Home Technologies to Buildings and Hotels in Middle East Projects including Saudi Arabia and Egypt

Company Expects to Deploy Hundreds of Thousands of Units to Tens of Thousands of Homes and Hotel Rooms to Middle East Projects including Saudi Arabia and Egypt

SKYX Expects to Launch its Patented Advanced and Smart Turbo Heater Fan and Variety of Plug & Play Ceiling Fans During this Month

After SKYX’s Successful Demonstration of its Technologies during a Marriott Hotel Renovation Company Expects to Significantly Expand its Hotel Segment

SKYX’s Safety Code Standardization Team is Continuing to Progress and is Receiving Significant Support from a Prominent Leader with its Government Safety Organization Process for Safety Mandatory Standardization in Homes and Buildings of its Ceiling Outlet/Receptacle Technology

SKYX will be Launching a New AI Driven Software for its E-commerce Platform of 60 Websites Expected to Increase its Conversion Rate and Sales by 30%; The AI-Native E-Commerce Platform Designed to Elevate B2B and B2C Experiences through its Innovative and Smart Product Line

Will Supply its Technologies to a 278 Apartment Project in Austin, Texas Built by Prominent Developers Landmark Companies Providing Over 10,000 Units of its Advanced and Smart Plug & Play Technologies

SKYX Continues its Growth and Expects to Deploy over 50,000 of its Products into Homes/Units by the End of Q4 2025 through Retail and Pro Segment

Major SKYX Collaboration with a Miami $3 Billion Mix-Use Urban, Smart Home City Project; SKYX is Expected to Supply Over 500,000 Units of its Advanced Smart Home Plug & Play Platform Technologies for the Entire Smart City Project

SKYX’s Technologies Expansion Provides Additional Opportunities for Future Recurring Revenues Through Interchangeability, Upgrades, AI Services, Monitoring and Subscriptions, Among Others

MIAMI, FL – November 12, 2025 – SKYX Platforms Corp. (NASDAQ: SKYX) (d/b/a SKYX Technologies) (the “Company” or “SKYX”), a highly disruptive platform technology company with over 100 pending and issued patents globally and over 60 lighting and home décor websites, with a mission to make homes and buildings become safe and smart as the new standard, today reported its financial and operational results for the Third Quarter ended September 30, 2025.

Third Quarter 2025 Highlights and Recent Events

●	Generated record $24 million in revenues in third quarter 2025 of compared to $23 million for the Second quarter of 2025.
●	As of September 30, 2025, Company reports a total of $13 Million in cash, cash equivalents, restricted cash and receivables.
●	Company has recently raised $5 million in additional capital from two of its leading shareholders.
●	Company continues to leverage its cash position through its e-commerce platform of 60 websites among other methods including support from leading strategic investors and insiders.
●	As common with companies such as ours when sales are converted into cash rapidly, often referred to as the “Dell Working Capital Model”, the Company leverages its trades payable to finance its operations, to enhance its cash position and to lower its cost of capital.
●	Management believes it has sufficient cash to achieve its goals including being cash flow positive exiting 2025.
●	SKYX has recently extended $11 million in notes coming due with maturity out to 5 years until 2030.
●	The gross profit for the Third quarter ending September 30, 2025, increased sequentially by 8% to $8 million, compared to the Second quarter ending June 30, 2025.
●	The gross margin for the Third quarter ending September 30, 2025, increased sequentially by 4% to 32%, compared to 30% in the Second Quarter ending June 30, 2025.
●	Net loss per share decreased by $0.01 to $0.07 per share in the Third quarter of 2025 compared to $0.08 in the Second quarter of 2025. Adjusted EBITDA loss per share, a non-GAAP measure, remained at $0.02 per share in the Third quarter of 2025, as compared to $0.02 per share, in the Second quarter of 2025.
●	SKYX entered into an agreement with Global Ventures Group, a leading U.S. and international real estate development firm based in Chicago, Illinois marking a significant step in SKYX’s global expansion strategy as it continues to advance its mission to make homes and buildings smarter, safer, and more connected as the new standard.
●	During the course of the agreement, Global Ventures Group plans to deploy SKYX’s smart technologies into tens of thousands of homes and hotel rooms in that region.
●	SKYX is expected to supply hundreds of thousands of units of its advanced and smart home technologies, including SKYX’s all-in-one smart home platform, its plug & play ceiling lighting, ceiling fans, recessed lights, down lights, EXIT signs, emergency lights, indoor and outdoor wall lights, plug-in LED mirrors, among other advanced smart products. SKYX’s advanced smart home and smart building technologies are expected penetrate residential, commercial, and hotel projects across the Middle East, including developments in Saudi Arabia and Egypt.
●	The Company entered into a major collaboration with a $3 billion mixed-use smart city development in the Little River District in the heart of Miami. SKYX has financial backing from U.S. and Global manufacturers to support its massive product deployment.
●	The architecture and design of the Miami Smart Home City is led by world-renowned architectural firm Arquitectonica. The $3 billion development is led by SG Holdings, a distinguished joint venture comprised of Swerdlow Group, SJM Partners, and Alben Duffie - each renowned for transformative urban projects.
●	SKYX is expected to deliver over 500,000 units of its advanced and plug & play smart home technologies addressing the 5,700 residential units, 350,000 square feet of retail and commercial space and a new $35 million Tri-Rail station.
●	SKYX announced it will be launching a new AI driven software for its e-commerce platform of 60 websites, expected to increase its conversion rate and sales by 30%. The AI-native e-Commerce platform is designed to elevate B2B and B2C experiences through its innovative and smart product line.
●	SKYX announced it will provide to a 278-apartment project in the Austin Manor area in Texas led by prominent developers Landmark Companies over 10,000 units of its advanced and smart plug & play technologies, including ceiling lighting, recessed lights, downlights, wall lights, EXIT, and EMERGENCY lights, plug-in LED backlight mirrors among other SKYX products advanced smart plug and play technologies.

●	Landmark Companies are prominent developers with 27 Years of experience building tens of thousands of units specializing in modern homes and buildings in Texas, Florida and Colorado, among other locations.
●	Company is collaborating with Home Depot and Wayfair for its Advanced and Smart Plug & Play products for both retail and professional segments. SKYX’s product offering will include a variety of its advanced and Smart Plug & Play products including Retrofit Kits, Smart Light Fixtures, Smart Ceiling Fans, Ceiling Outlet Receptacles, Recessed Lights and more.
●	Announced a U.S. and global sales and marketing collaboration agreement with Parrot Uncle, a world leading ceiling fan and home décor manufacturer selling millions of fans globally with SKYX and Parrot Uncle jointly marketing SKYX’s disruptive technologies and products in the U.S. and to global markets including its patented all-in-one smart turbo heater & ceiling fan.
●	Marriott hotel chain owner led a $15 million preferred round to date. The Shaner Group is an owner, and developer of more than 70 hotels worldwide.
●	The $15 million broader equity round included substantial participation from company insiders, including SKYX President Steve Schmidt and CEO Lenny Sokolow and former Co-CEO John Campi, underscoring their continued confidence in SKYX’s strategic vision and growth trajectory.

Additional Progress, Market Acceptance and Additional Events:

●	SKYX has successfully demonstrated its technology during a Marriott Hotel renovation, incorporating its advanced and smart plug & play technologies, including ceiling lighting, recessed lights, downlights, wall lights, EXIT, and EMERGENCY lights, plug-in LED backlight mirrors among others.
●	SKYX’s Safety Code Standardization Team has gained the support of a prominent new leader who is actively engaging with key government safety organizations - marking a significant step forward in the Company’s efforts to establish mandatory safety standardization for its advanced safe ceiling technologies.
●	SKYX is progressing toward launching its turbo heater & ceiling fan to support its path to cash-flow positivity in 2025. The ceiling fan and space heater category represents a multi-billion-dollar market with tens of millions of units sold annually in the U.S.
●	Management is expecting to secure additional significant business opportunities.
●	SKYX continues its growth and expects to deploy over 50,000 of its products into homes/units by the end of Q4 2025 through retail and pro segment
●	SKYX revenues increased for 7 prior period comparable quarters from Q1 2024 through Q3 2025 with $19M in Q1/24, $21M in Q2/24, $22M in Q3/24, $24M in Q4/24, $20M in Q1/25, $23M in Q2/25 and $24M in Q3/25.
●	The Company announced a U.S. strategic manufacturing partnership with Profab Electronics, a premier electronics contract manufacturer based in Pompano Beach, Florida. This collaboration marks a significant step forward in SKYX’s commitment to building a resilient, efficient, and localized supply chain for its innovative product lines. This is in addition to manufacturing collaborations in Vietnam, Taiwan, China and Cambodia.
●	SKYX’s technologies provide opportunities for recurring revenues through interchangeability, upgrades, AI services monitoring, and subscriptions. Company is focused on the “Razor & Blades” model and its product range includes its advanced ceiling electrical outlet (Razor) and its advance and smart home plug & play products (Blades) including its advance and smart home plug & play platform products, lighting, recessed lights, down lights, EXIT signs, emergency lights, ceiling fans, chandeliers/pendants, holiday/kids/themes lights, indoor/outdoor wall lights among other. Company’s plug & play technology enables an installation of lighting, fans, and smart home products in high-rise buildings and hotels within days rather than months.
●	Company’s total addressable market (TAM) in the U.S. is roughly $500 billion with over 4.2 billion ceiling applications in the U.S. alone. Expected revenue streams from retail and professional segments include product sales, royalties, licensing, subscription, monitoring, and sale of global country rights.

Safety Standardization Mandatory Code / Insurance Specification and Recommendation:

●	SKYX’s Safety Code Standardization Team is receiving support from a new significant prominent leader with its government safety agency’s process for a safety mandatory standardization of its electrical ceiling outlet/receptacle technology.
●	SKYX’s code team, led by industry veterans Mark Earley, former head of the National Electrical Code (NEC), and Eric Jacobson, former President and CEO of the American Lighting Association (ALA). Company’s safety Code Standardization team believes it will achieve assistance from additional safety organizations with its code mandatory safety standardization efforts based on the product’s significant safety aspects. Mr. Earley and Mr. Jacobson were instrumental in numerous code and safety changes in both the electrical and lighting industries. Both strongly believe that, considering the Company’s standardization progress including its product specification approval voting for by ANSI / NEMA (American National Standardization Institute / National Electrical Manufacturers Association) and being voted into 10 segments in the NEC Code Book, it has met the necessary safety conditions for becoming a ceiling safety standardization requirement for homes and buildings.
●	With respect to insurance companies, the Company strongly believes its products can save insurance companies many billions of dollars annually by reducing fires, ladder falls, and electrocutions among other things. Management expects that once it completes an entire range and variations of its safe advanced plug & play products it will start being recommended by insurance companies.

Select Third Quarter 2025 Financial Results

Revenue in the Third quarter of 2025 increased 4% and 8% to $24 million, including E-commerce sales as well as smart and standard plug and play products, as compared to $23 million and $22 million in the Second quarter of 2025 and the Third quarter of 2024, respectively.

The gross profit for the Third quarter ending September 30, 2025, increased sequentially by 8% to $8 million, compared to the Second quarter ending June 30, 2025.

The gross margin for the Third quarter ending September 30, 2025, increased sequentially by 4% to 32%, compared to the Second quarter ending June 30, 2025.

As of September 30, 2025, Company reports as total $13 Million in Cash, Cash Equivalents, Restricted Cash and Receivables.

As common with companies such as ours when their sales are converted into cash rapidly, often referred to as the “Dell Working Capital Model”, we leverage our trades payable to finance our operations to enhance our cash position and lower our cost of capital.

We secured financing of $5 million from existing lead investors and extended the repayment terms 5 years. Earlier in the year, we completed financing through preferred stock investment with no warrants aggregating totaling approximately $15 million to date, led by The Shaner Group, owner and developer of more than 70 hotels worldwide as well as SKYX’s President Steve Schmidt and CEO Lenny Sokolow and former Co-CEO John Campi, underscoring their continued confidence in SKYX’s strategic vision and growth trajectory.

For the Third quarter of 2025 Adjusted EBITDA loss, which is the loss before interest, taxes, depreciation, and amortization, as adjusted for share-based payments, a non-GAAP measure, decreased to $2 million, or $0.02 per share, as compared to $3 million, or $0.02 per share, in the Second quarter of 2025.

The Company’s financial statements for the quarter ended September 30, 2025, will be filed with the SEC and are available on the Company’s investor relations website. https://ir.skyplug.com/sec-filings/

Management Commentary

Company’s Management, Board members, and Senior Advisors include former CEO’s and executives from Fortune 100 companies including Nielsen, Microsoft, Disney, GE, Home Depot, Office Depot, Chrysler, among others.

The Company is trending positively generating record Third quarter 2025 revenues of $24 million as compared to $23 million for the Second quarter of 2025, a gross profit for the Third quarter ending September 30, 2025, increasing sequentially by 8% to $8 million, compared to the Second quarter ending June 30, 2025 and a gross margin for the Third quarter ending September 30, 2025, increasing sequentially by 4% to 32%, compared to 30% in the Second Quarter ending June 30, 2025. We believe our positive trends will accelerate going into 2026.

We are encouraged by the recently announced initiatives where we could supply hundreds of thousands of units in the Middle East including Saudi Arabia and Egypt, the $3 billion mixed-use smart city development in the Little River District in the heart of Miami, and a 278-apartment project in the Austin Manor area in Texas led by prominent developers Landmark Companies. We continue to address the builder/commercial segments, large online and brick-and-mortar retail partners as well as our future potential to realize incremental licensing, subscription, and AI/data aggregation revenues.

Furthermore, our e-commerce website platform with 60 websites enhances the acceleration of marketing and distribution channels, collaborations, licensing, and sales to both professional and retail segments. Our websites include banners, videos, and educational materials regarding the simplicity, cost savings, timesaving, and lifesaving aspects of the Company’s patented technologies.

We believe we have accelerated our pace of sales with a robust gross margin profile, notably reducing the adjusted EBITDA loss of SKYX. Our e-commerce platform with over 60 websites is expected to continue providing additional cash flow to the Company.

About SKYX Platforms Corp.

As electricity is a standard in every home and building, our mission is to make homes and buildings become safe-advanced and smart as the new standard. SKYX has a series of highly disruptive advanced-safe-smart platform technologies, with over 100 U.S. and global patents and patent pending applications. Additionally, the Company owns over 60 lighting and home decor websites for both retail and commercial segments. Our technologies place an emphasis on high quality and ease of use, while significantly enhancing both safety and lifestyle in homes and buildings. We believe that our products are a necessity in every room in both homes and other buildings in the U.S. and globally. For more information, please visit our website at https://skyplug.com/ or follow us on LinkedIn.

Forward-Looking Statements

Certain statements made in this press release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “can,” “could,” “continue,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “target” “view,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks, uncertainties and other factors, many of which have outcomes difficult to predict and may be outside our control, that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include statements relating to the Company’s ability to successfully launch, commercialize, develop additional features and achieve market acceptance of its products and technologies and integrate its products and technologies with First-party platforms or technologies; the Company’s efforts and ability to drive the adoption of its products and technologies as a standard feature, including their use in homes, hotels, offices and cruise ships; the Company’s ability to capture market share; the Company’s estimates of its potential addressable market and demand for its products and technologies; the Company’s ability to raise additional capital to support its operations as needed, which may not be available on acceptable terms or at all; the Company’s ability to continue as a going concern; the Company’s ability to execute on any sales and licensing or other strategic opportunities; the possibility that any of the Company’s products will become National Electrical Code (NEC)-code or otherwise code mandatory in any jurisdiction, or that any of the Company’s current or future products or technologies will be adopted by any state, country, or municipality, within any specific timeframe or at all; risks arising from mergers, acquisitions, joint ventures and other collaborations; the Company’s ability to attract and retain key executives and qualified personnel; guidance provided by management, which may differ from the Company’s actual operating results; the potential impact of unstable market and economic conditions, including recent measures adopted by the federal government, on the Company’s business, financial condition, and stock price; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its periodic reports on Form 10-K and Form 10-Q. There can be no assurance as to any of the foregoing matters. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating the Company’s business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of the Company’s core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in the Company’s financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure. Investors should not rely on any single financial measure to evaluate the Company’s business.

Investor Relations Contact:

Jeff Ramson

PCG Advisory

jramson@pcgadvisory.com

SKYX PLATFORMS CORP.

Consolidated Balance Sheets

	(Unaudited)	(Audited)
	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$7,829,739	$12,639,441
Restricted cash	-	-
Accounts receivable	3,155,426	2,415,314
Inventory, net	3,716,758	3,785,346
Deferred cost of revenues	-	223,214
Prepaid expenses and other assets	1,736,273	1,311,135
Total current assets	16,438,196	20,374,450

Long-term assets:
Property and equipment, net	354,191	545,333
Restricted cash	2,050,000	2,861,054
Right of use assets	18,088,768	19,750,030
Intangibles, definite life	5,121,008	5,994,373
Goodwill	16,157,000	16,157,000
Other assets	205,021	204,807
Total long term assets	41,975,988	45,512,597

Total assets	$58,414,184	$65,887,047

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued expenses	$14,844,370	$13,235,221
Notes payable, current	488,605	4,011,168
Operating lease liabilities	2,547,608	2,350,868
Royalty obligations	750,000	800,000
Deferred revenues	2,772,112	1,495,846
Convertible notes related parties	950,000	950,000
Convertible notes	2,810,261	3,292,408
Total current liabilities	25,162,956	26,135,511

Long term liabilities
Long term accounts payable	885,188	1,044,708
Notes payable	145,022	504,129
Operating lease liabilities	18,451,841	20,376,498
Royalty obligations	650,000	900,000
Convertible notes	11,958,270	7,872,773
Total long-term liabilities	32,090,321	30,698,108

Total liabilities	57,253,277	56,833,619
Mezzanine equity
Series A Preferred Stock-shares authorized 400,000, outstanding 200,000 and 200,000	5,000,000	5,000,000
Stockholders’ Equity (Deficit):
Series A-1 Preferred Stock-shares authorized 480,000, outstanding 374,000 and 240,000	9,174,167	6,000,000
Common stock and additional paid-in-capital: shares authorized 500,000,000 outstanding 112,666,177 and 103,358,975	195,040,922	179,837,253
Accumulated deficit	(208,054,182)	(181,783,825)
Total stockholders’ equity (deficit)	(3,839,093)	4,053,428

Total Liabilities and Stockholders’ Equity (Deficit)	$58,414,184	$65,887,047

Consolidated Statements of Operations

(Unaudited)

	For the three-months ended September 30,		For the nine-months ended September 30,
	2025	2024	2025	2024

Revenue	$23,891,537	$22,168,919	$67,067,130	$62,592,888

Operating expenses
Cost of revenues	16,323,277	15,327,319	46,790,251	43,596,611
Selling and marketing expenses	6,099,700	6,275,742	19,112,137	19,074,266
General and administrative expenses	8,232,178	8,171,293	23,162,498	22,651,096
Total expenses, net	30,655,155	29,774,354	89,064,886	85,321,973

Loss from operations	(6,763,618)	(7,605,435)	(21,997,756)	(22,729,085)
Other expense
Interest expense - related party	18,146	17,946	53,842	53,838
Interest expense, net	834,162	997,925	3,443,385	2,977,533

Total other expense, net	852,308	1,015,871	3,497,227	3,031,371

Net loss	(7,615,926)	(8,621,306)	(25,494,983)	(25,760,456)

Preferred dividends - related party	10,000	-	30,000	-
Preferred dividends	277,000	-	745,374	-
Net loss attributed to common stockholders	$(7,902,926)	$(8,621,306)	$(26,270,357)	$(25,760,456)

Net loss per share - basic and diluted	$(0.07)	$(0.08)	$(0.24)	$(0.25)

Weighted average number of common shares outstanding – basic and diluted	112,021,945	103,507,590	107,190,510	101,481,416

Consolidated Statements of Stockholders’ Equity (Deficit)

(Unaudited)

	For the three-months ended September 30,		For the nine-months ended September 30,
	2025	2024	2025	2024

Shares of preferred stock ( Series A-1)
Balance, beginning of period	374,000	-	240,000	-
Preferred stock Conversion to common	-	-	(20,000)	-
Preferred stock issued pursuant to offerings	-	-	154,000	-
Balance, end of period	374,000	-	374,000	-

Preferred stock ( Series A-1)
Balance, beginning of period	$9,174,167	$-	$6,000,000	$-
Preferred stock Conversion to common	-	-	(500,000)	-
Preferred stock issued pursuant to offerings	-	-	3,674,167	-
Balance, end of period	$9,174,167	$-	$9,174,167	$-

Shares of common stock
Balance, beginning of period	110,781,191	101,249,700	103,358,975	93,473,433
Common stock issued pursuant to offerings	-	-	3,875,013	3,535,067
Common stock issued pursuant to acquisition	-	-	-	1,853,421
Common stock issued pursuant to conversion of preferred stock	-	-	251,935	-
Common stock issued pursuant to exercise of options	-	128,023	-	128,023
Common stock issued pursuant to services	1,884,986	1,008,136	5,180,254	3,395,915
Balance, end of period	112,666,177	102,385,859	112,666,177	102,385,859

Common stock and paid-in capital
Balance, beginning of period	$191,667,028	$172,426,254	$179,837,253	$162,025,024
Common stock issued pursuant to offerings	-	-	4,672,383	4,330,295
Common stock issued pursuant to acquisition	-	-	-	-
Common stock issued pursuant to conversion of preferred stock	-	-	500,000	-
Common stock issued pursuant to dividends	-	-	3,870	-
Common stock issued pursuant to exercise of options	-	7,500	-	7,500
Common stock issued pursuant to services	3,373,894	2,964,286	10,027,416	9,035,221
Balance, end of period	$195,040,922	$175,398,040	$195,040,922	$175,398,040

Accumulated Deficit
Balance, beginning of period	$(200,151,256)	$(162,942,164)	$(181,783,825)	$(145,803,014)
Preferred dividends	(287,000)	-	(775,374)	-
Net loss	(7,615,926)	(8,621,306)	(25,494,983)	(25,760,456)
Balance, end of period	$(208,054,182)	$(171,563,470)	$(208,054,182)	$(171,563,470)

Total Stockholders’ Equity (Deficit)	$(3,839,093)	$3,834,570	$(3,839,093)	$3,834,570

Consolidated Statements of Cash Flows

(Unaudited)

	For the nine-months ended September 30,
	2025	2024
Operations:
Net loss	$(25,494,983)	$(25,760,456)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,585,817	3,125,903
Amortization of debt discount	835,497	933,476
Impairment of intangible assets	-	1,118,750
Non-cash equity-based compensation expense	10,027,416	9,035,220

Change in operating assets and liabilities
Inventory	68,588	(1,112,378)
Accounts receivable	(740,112)	459,289
Prepaid expenses and other assets	(425,355)	(318,878)
Deferred charges	223,214	(84,463)
Deferred revenues	1,276,266	632,832
Operating lease liabilities	(1,727,917)	(1,636,374)
Royalty obligation	(300,000)	(400,000)
Accounts payable and accrued expenses	1,375,295	1,805,631
Consideration payable	-	(750,000)
Net cash used in operating activities	(11,296,274)	(12,951,448)

Investing:
Purchase of property and equipment	(860,045)	(536,014)
Net cash used in investing activities	(860,045)	(536,014)

Financing:
Proceeds from issuance of common stock - offerings	4,809,148	4,426,221
Placement cost	(312,598)	(88,426)
Dividends paid	(697,171)	-
Proceeds from line of credit	-	120,687
Proceeds from anticipated issuance of preferred stock	-	1,800,000
Proceeds from anticipated issuance of preferred stock-related parties	-	500,000
Proceeds from issuance of preferred stocks	3,850,000	-
Proceeds from issuance of convertible notes	3,250,000	-
Principal repayments of notes payable	(4,363,816)	(2,652,504)
Net cash provided by financing activities	6,535,563	4,105,978

Change in cash and cash equivalents, and restricted cash	(5,620,756)	(9,381,484)
Cash, cash equivalents and restricted cash at beginning of the period	15,500,495	22,430,253
Cash, cash equivalents and restricted cash at end of period	$9,879,739	$13,048,769

Cash paid during period for:
Interest	$3,147,227	$1,161,304
Taxes	-	-
Supplementary disclosure of non-cash financing activities:
Preferred stock conversion to common	$(500,000)	$-
Substitution of royalty payable to convertible note	-	1,000,000
Substitution of consideration payable to convertible note	-	3,117,408
Right-of-use assets and operating lease liabilities	-	662,698

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating our business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables our management to monitor and evaluate our business on a consistent basis. We use EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations, such as interest expense and amortization and impairment expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments, and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in our financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure included below. Investors should not rely on any single financial measure to evaluate our business.

	For the three-months ended September 30,		For the nine-months ended September 30,
	2025	2024	2025	2024

Net loss	$(7,615,926)	$(8,621,306)	$(25,494,983)	$(25,760,456)
Share-based payments	3,373,894	2,964,286	10,027,416	9,035,221
Interest expense	852,308	1,015,871	3,497,227	3,031,371
Impairment	-	1,118,750	-	1,118,750
Depreciation, amortization	1,137,394	928,794	3,417,548	3,125,903
EBITDA, as adjusted	$(2,252,330)	$(2,593,605)	$(8,552,792)	$(9,449,211)